Exhibit 99.1

The TJX Companies, Inc. Reports Strong First Quarter FY10 Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 19, 2009--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 2, 2009. Net sales for the first quarter of Fiscal 2010 increased 1% to $4.35 billion and consolidated comparable store sales increased 2% over last year. Net income from continuing operations for the first quarter was $209 million, and diluted earnings per share from continuing operations were $.49 compared to $.44 last year. Prior year’s first quarter results included a $.02 benefit from FIN 48 tax adjustments. Excluding last year’s tax benefit, first quarter diluted earnings per share increased 17% over the adjusted $.42 for the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “We are pleased with our first quarter results, which were the strongest in our history and achieved despite the economic downturn. Customer traffic increased significantly across virtually all of our divisions, as customers responded to our extreme values on ever-fresh assortments of great fashions and great brands. Our strategies of planning comparable store sales conservatively, running our business with lean inventories, and aggressively managing expenses drove strong bottom-line results. While we are pleased with our above-plan start to the year, we remain cautious in our near-term outlook and are maintaining our conservative approach, as the economic environment remains uncertain. At the same time, however, we are taking advantage of this environment to attract new customers, open new vendor doors, and take advantage of real estate opportunities. Additionally, we are encouraged by the strong performance of our younger and newer concepts. A.J. Wright in the U.S., T.K. Maxx in Germany, and HomeSense in the U.K. continue to outperform our expectations despite widespread consumer weakness, which speaks to the strength of our value proposition and gives us confidence in our long-term vision to grow TJX as a global, off-price value retailer.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales		Net Sales ($ in millions)*
	FY2010	FY2009	FY2010	FY2009
In the U.S.:
Marmaxx†	+1%	+1%	$2,938	$2,802
HomeGoods	-1%	+2%	$392	$363
A.J. Wright	+12%	+6%	$179	$154
In Canada:
Winners/HomeSense	0%	+4%	$424	$488
In Europe:
T.K. Maxx/HomeSense	+6%	+5%	$421	$495

TJX	+2%	+2%	$4,354	$4,304
†Combination of T.J. Maxx and Marshalls. *Sales in Canada and Europe were adversely impacted by foreign currency exchange rates.

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, and Germany. Changes in foreign exchange rates affect the translation of the sales and earnings of these businesses into U.S. dollars for financial reporting purposes. These effects can be material if rates change significantly versus prior year, as they did during the first quarter of Fiscal 2010.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international divisions purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While these adjustments occur every quarter, they are of much greater magnitude when there is significant volatility in currency exchange rates.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as on the segment profit and segment profit margins of the Company’s T.K. Maxx and Winners businesses, is on the Company’s website, www.tjx.com.

In the first quarter of Fiscal 2010, the movement in foreign currency exchange rates had a six percentage-point negative impact on consolidated net sales. As previously announced, the Company began reporting comparable store sales on a constant currency basis only (which assumes currency exchange rates remained unchanged from the prior year) at the beginning of the Fiscal 2010 year, which it believes more closely reflects its operating performance and is consistent with the reporting practices of other multi-national retailers.

Items Impacting Comparability

The prior year’s first quarter results included a $.02 per share benefit from FIN 48 tax adjustments. Excluding this tax benefit, Fiscal 2010 first quarter diluted earnings per share of $.49 increased 17% over the adjusted $.42 for the prior year’s first quarter.

Foreign currency rates and one-time costs related to the Company’s cost reduction initiatives also impacted the comparability of its results. Overall, the combined impact of foreign currency translation as well as mark-to-market adjustments on the Company’s inventory-related hedges reduced Fiscal 2010 first quarter earnings per share by $.04, compared to a $.01 reduction to the prior year’s earnings per share. One-time costs related to the Company’s cost reduction initiatives reduced the current year’s first quarter earnings per share by $.01.

Margins

For the first quarter of Fiscal 2010, the Company’s consolidated pretax profit margin from continuing operations was 7.8%, up 0.9 percentage points over the prior year. This improvement was due to strong merchandise margins and expense control. The gross profit margin for the Fiscal 2010 first quarter was 24.8%, up 90 basis points above the prior year primarily due to strong merchandise margins. Selling, general and administrative costs as a percent of sales were 16.9%, flat to the prior year, despite one-time expenses related to the Company’s cost reduction initiatives.

Inventory

Total inventories as of May 2, 2009, were $2.8 billion compared with $2.9 billion at the end of the prior year’s first quarter. Consolidated inventories on a per-store basis, including the warehouses, at May 2, 2009, were down 4% versus being down 2% at the end of the first quarter last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels and the liquidity within its inventories, which position it very well entering the second quarter to continue to buy close to need and flow fresh merchandise assortments to its stores.

Share Repurchases

During the first quarter, the Company spent a total of $43 million in repurchases of TJX stock, retiring 1.6 million shares. The Company also completed its previously announced debt offering, raising $374.3 million to redeem its zero coupon convertible subordinated notes. Prior to their redemption as of May 5, 2009, substantially all of these notes were converted into 15.1 million shares of TJX stock by the note holders. The Company expects to use the proceeds from its debt offering to repurchase all or a portion of these shares. This share repurchase is incremental to its previously announced plan to repurchase approximately $250 million of TJX stock. As a result, the Company now expects to repurchase approximately $625 million of TJX stock in Fiscal 2010. The Company may adjust the amount of this spending up or down depending on the economic environment.

Second Quarter Fiscal 2010 Outlook

For the second quarter of Fiscal 2010, the Company expects earnings per share in the range of $.43 to $.49 compared with $.48 in earnings per share from continuing operations in the prior year. This range is based upon estimated consolidated comparable store sales growth of approximately flat to minus 2%, which reflects the Company’s expectations that the economic and retail environments will continue to be challenging.

Stores by Concept

During the first quarter, the Company added a total of 28 stores. TJX increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	874	882	25.9	26.2
Marshalls	806	809	25.5	25.5
HomeGoods	318	322	7.9	8.0
A.J. Wright	135	140	3.4	3.6
In Canada:
Winners	202	206	5.9	6.0
HomeSense	75	75	1.8	1.8
In Europe:
T.K. Maxx	235	238	7.5	7.6
HomeSense	7	8	0.1	0.2

TJX	2,652	2,680	78.0	78.8

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 882 T.J. Maxx, 809 Marshalls, 322 HomeGoods, and 140 A.J. Wright stores in the United States. In Canada, the Company operates 203 Winners, 75 HomeSense and 3 STYLESENSE stores, and in Europe, 238 T.K. Maxx and 8 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2010 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2010 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 26, 2009 or at www.tjx.com.

May Fiscal 2010 Sales Recording

Additionally, the Company expects to release its May 2009 sales results on Thursday, June 4, 2009, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s May sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 11, 2009.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of Non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: conditions of global economies and credit and financial markets; foreign currency exchange rates; execution of buying and inventory management; expansion of operations; identification of customer trends and preferences; fluctuation in results; risks of new market/category expansion; implementation of marketing, advertising and promotional programs; losses from and consequences of computer intrusion(s); seasonal influences; risks of operating large, multi-division, multi-national business; unseasonable weather; competition; retention of personnel; acquisitions and divestitures; operation and implementation of information systems and technology; protection of data; level of cash flows generated; factors affecting consumer spending; merchandise quality and safety; import risks; risks of foreign operations; changes in law and regulations; outcomes of litigation and proceedings; risks of real estate ownership and leasing; stock price fluctuations and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 2, 2009	April 26, 2008

Net sales	$4,354,224	$4,303,555

Cost of sales, including buying and occupancy costs	3,273,346	3,276,943
Selling, general and administrative expenses	735,057	728,386
Interest expense, net	6,601	1,674

Income from continuing operations before provision for income taxes	339,220	296,552
Provision for income taxes	130,006	98,552

Income from continuing operations	209,214	198,000

Loss from discontinued operations, net of income taxes	-	(4,151)
Net income	$209,214	$193,849

Diluted earnings per share:
Income from continuing operations	$0.49	$0.44
Net income	$0.49	$0.43

Cash dividends declared per share	$0.12	$0.11
Weighted average common shares – diluted (in thousands)	431,798	450,161

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 2, 2009	April 26, 2008

ASSETS
Current assets:
Cash and cash equivalents	$1,012.5	$698.1
Accounts receivable and other current assets	438.2	353.4
Current deferred income taxes, net	138.5	100.9
Merchandise inventories	2,817.7	2,899.8

Total current assets	4,406.9	4,052.2

Property and capital leases, net of depreciation	2,167.7	2,222.2
Other assets	184.7	190.9
Goodwill and tradename, net of amortization	179.6	181.4

TOTAL ASSETS	$6,938.9	$6,646.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$742.2	$-
Accounts payable	1,551.4	1,678.3
Accrued expenses and other liabilities	1,034.2	1,144.4

Total current liabilities	3,327.8	2,822.7

Other long-term liabilities	751.9	774.4
Non-current deferred income taxes, net	148.9	78.9
Long-term debt	374.3	832.6

Shareholders’ equity	2,336.0	2,138.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,938.9	$6,646.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 2, 2009	April 26, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$209.2	$193.8
Depreciation and amortization	104.1	99.7
Deferred income tax provision	18.3	32.1
Amortization of stock compensation expense	12.4	12.2
(Increase) decrease in accounts receivable and other assets	31.8	(1.7)
(Increase) in merchandise inventories	(183.8)	(163.6)
Increase in accounts payable	267.5	162.4
(Decrease) in accrued expenses and other liabilities	(100.8)	(69.5)
Other	(0.9)	(1.9)

Net cash provided by operating activities	357.8	263.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(66.4)	(110.8)
Purchases of short-term investments	(56.7)	-
Other	0.1	0.2
Net cash (used in) investing activities	(123.0)	(110.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(32.4)	(227.4)
Proceeds from issuance of long-term debt	374.3	-
Proceeds from sale and issuance of common stock	10.2	71.7
Cash dividends paid	(45.4)	(38.5)
Other	(0.3)	9.0
Net cash provided by (used in) financing activities	306.4	(185.2)

Effect of exchange rate changes on cash	17.8	(2.2)

Net increase (decrease) in cash and cash equivalents	559.0	(34.5)
Cash and cash equivalents at beginning of year	453.5	732.6

Cash and cash equivalents at end of period	$1,012.5	$698.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended
	May 2, 2009	April 26, 2008

Net sales:
Marmaxx	$2,938,309	$2,802,290
Canada	424,092	488,384
Europe	420,534	495,194
HomeGoods	391,895	363,429
A.J. Wright	179,394	154,258
	$4,354,224	$4,303,555

Segment profit (loss):
Marmaxx	$330,670	$278,499
Canada	19,727	40,897
Europe	9,293	1,463
HomeGoods	15,573	8,894
A.J. Wright	4,413	(885)
	379,676	328,868

General corporate expenses	33,855	30,642
Interest expense, net	6,601	1,674
Income from continuing operations before provision for income taxes	$339,220	$296,552

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended May 2, 2009, TJX repurchased 1.6 million shares of its common stock at a cost of $43 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases.
  On August 19, 2008, the Company sold its Bob’s Stores division. The operating results for Bob’s first quarter of last year have been reclassified to discontinued operations.
  On April 7, 2009 TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock by May 5, 2009. The Company expects to use the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  Certain immaterial amounts in the prior period financial summary have been reclassified from “selling general and administrative expenses” to “cost of sales including buying and occupancy costs” to be consistent with the fiscal 2010 presentation.
  The following is a reconciliation of last year’s first quarter diluted earnings per share, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release.
	First Quarter Ended
	May 2, 2009	April 26, 2008
EPS from continuing operations, as reported	$0.49	$0.44

Adjustments:
Tax benefit relating to reduction in FIN 48 tax liability	-	(0.02)

Adjusted EPS from continuing operations	$0.49	$0.42

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323